Exhibit 99(C)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP FUNDING INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1	INITIAL PRINCIPAL AMOUNT
CUSIP: •	REPRESENTED $•
ISIN: •	representing • PACERS
($10 per PACERS)

CITIGROUP FUNDING INC.

Premium MAndatory Callable Equity-Linked SecuRitieS (PACERSSM) Based Upon

the PHLX Oil Service SectorSM Index Due December •, 2008

Citigroup Funding Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to December •, 2008 (the “Stated Maturity Date”), hereby promises to pay to CEDE & CO., or its registered assigns, the Maturity Payment (as defined below), on the Stated Maturity Date. This Note will not bear interest, is not subject to any sinking fund, is not subject to redemption at the option of the holder thereof prior to the Stated Maturity Date, and is not subject to the defeasance provisions of the Indenture. The payments on this Note are fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”).

Payment of the Maturity Payment with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of Premium MAndatory Callable Equity-Linked SecuRitieS (PACERSSM) Based Upon the PHLX Oil Service SectorSM Index (the “Index”) Due December •, 2008 (the “PACERS”).

INTEREST

The PACERS do not bear interest. No payments on the PACERS will be made until the Stated Maturity Date, unless the Company is required to call the PACERS, as described below.

MANDATORY CALL FEATURE

The Company is required to call the PACERS, in whole, but not in part, if the closing value of the Index on any Trading Day during the three Trading-Day periods starting on and including December •, 2006, December •, 2007 or December •, 2008 (each, a “Call Determination Period”) is greater than or equal to the Initial Index Value of •. The Trading Day within a Call Determination Period on which the PACERS are called, if any, is the “Call Date.” If the Company calls the PACERS, holders of PACERS will receive for each PACERS a price in cash (the “Call Price”) equal to the sum of $10 and a Mandatory Call Premium. The Mandatory Call Premium will equal $• if the PACERS are called during the Call Determination Period beginning on December •, 2006; $• if the PACERS are called during the Call Determination Period beginning on December •, 2007; and $• if the PACERS are called during the Call Determination Period beginning on December •, 2008.

If the Company calls the PACERS during the Call Determination Period beginning on December •, 2006 or December •, 2007, the Company will provide notice of the call, including the exact call payment date, within one business day after the Call Date, and the call payment date will be at least five business days, but not more than 60 days after the Call Date. If the Company calls the PACERS during the Call Determination Period beginning on December •, 2008, the Company will not provide notice of a call but will pay the Call Price to holders of PACERS on the Stated Maturity Date.

So long as the PACERS are represented by this Note and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the PACERS are no longer represented by this Note or are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

PAYMENT AT MATURITY

If the Company calls the PACERS during the Call Determination Period beginning on December •, 2008, on the Stated Maturity Date, holders of PACERS will receive for each PACERS a Call Price in cash equal to $•, the sum of $10 and the applicable Mandatory Call Premium. If the Company does not call the PACERS during such period, holders of PACERS will receive for each PACERS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

The Maturity Payment for each PACERS will equal either:

•	cash in an amount equal to the product of the Exchange Ratio and the Final Index Value, if the closing value of the Index on any Trading Day after December 19, 2005 up to and including the third Trading Day before the Stated Maturity Date is less than or equal to • (or approximately •% of the Initial Index Value), or

•	$10 in cash.

The “Initial Index Value” equals •.

The “Final Index Value” will be the closing value of the Index on the third Trading Day before the Stated Maturity Date.

The “Exchange Ratio” equals •.

If no closing value of the Index is available on the third Trading Day before the Stated Maturity Date because of a Market Disruption Event or otherwise, the value of the Index for that Trading Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of the Company’s other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Index by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to the Stated Maturity Date.

A “Market Disruption Event” means, as determined by the calculation agent, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) stocks which then comprise 20% or more of the value of the Index or any Successor Index, (2) any options or futures contracts, or any options on such futures contracts relating to the Index or any Successor Index, or (3) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Index or any Successor Index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index will be based on a comparison of the portion of the value of the Index attributable to that security relative to the overall value of the Index, in each case immediately before that suspension or limitation.

A “Trading Day” means a day, as determined by the calculation agent, on which the Index or any Successor Index is calculated and published and on which securities comprising more than 80% of the value of the Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the Index.

DISCONTINUANCE OF THE INDEX

If Philadelphia Stock Exchange, Inc. (“PHLX”) discontinues publication of the Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index, then the value of the Index will be determined by reference to the value of that index (a “Successor Index”).

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause notice to be furnished to the Company and the Trustee, who will provide notice of the selection of the Successor Index to the registered holders of the PACERS.

If PHLX discontinues publication of the Index and a Successor Index is not selected by the calculation agent or is no longer published on the date of determination of the value of the Index, the value to be substituted for the Index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

If PHLX discontinues publication of the Index before the Company calls the PACERS and prior to the determination of the Maturity Payment and the calculation agent determines that no Successor Index is available at that time, then on each Trading Day until the earliest to occur of (a) the determination that the Company will call the PACERS, (b) the determination of the Maturity Payment and (c) a determination by the calculation agent that a Successor Index is available, the calculation agent will determine the value that is to be used in computing the value of the Index as described in the preceding paragraph. The calculation agent will cause notice of daily closing values to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation).

If a Successor Index is selected or the calculation agent calculates a value as a substitute for the Index as described above, the Successor Index or value will be substituted for the Index for all purposes, including for purposes of determining whether a Trading Day or Market Disruption Event occurs.

ALTERATION OF METHOD OF CALCULATION

If at any time the method of calculating the Index or any Successor Index is changed in any material respect, or if the Index or any Successor Index is in any other way modified so that the value of the Index or the Successor Index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index or the Successor Index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Index or the Successor Index. Accordingly, if the method of calculating the Index or any Successor Index is modified so that the value of the Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

GENERAL

This Note is one of a duly authorized issue of debt securities (the “Debt Securities”) of the Company, issued and to be issued in one or more series under a Senior Debt Indenture, dated as of June 1, 2005 (the “Indenture”), among the Company, the Guarantor and The Bank of New York, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the holders of the PACERS, and the terms upon which the PACERS are, and are to be, authenticated and delivered.

In case an Event of Default with respect to the PACERS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the PACERS permitted by the Indenture will be determined by the calculation agent and will be equal to, with respect to this Note, the Call Price or Maturity Payment, as applicable, calculated as though the Call Date or Stated Maturity Date of this Note were the date of early repayment. In case of default at the Stated Maturity Date of this Note, this Note shall bear interest, payable upon demand of the beneficial owners of this Note in accordance with the terms of the PACERS, from and after the Stated Maturity Date through the date when payment of such amount has been made or duly provided for, at the rate of •% per annum on the unpaid amount due.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the holders of all Debt Securities of such series, to waive compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The holder of this Note may not enforce such holder’s rights pursuant to the Indenture or the PACERS except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company and the Guarantor to pay the Call Price or Maturity Payment, as applicable, with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CITIGROUP FUNDING INC.

By:
Name:	Geoffrey S. Richards
Title:	Vice President and Assistant Treasurer

Corporate Seal

Attest:

By:

Name:	Douglas C. Turnbull
Title:	Assistant Secretary

Dated:	December 22, 2005

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

The Bank of New York, as Trustee

By:

Name:	Geovanni Barris